SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM N-8A

           NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(A)
                      OF THE INVESTMENT COMPANY ACT OF 1940

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940, and in connection with such notification of registration submits the following information:

NAME:  GOTTEX MULTI-ALTERNATIVES FUND -- CLASS II

ADDRESS OF PRINCIPAL BUSINESS OFFICE (NO. & STREET, CITY, STATE, ZIP CODE):

Gottex Multi-Alternatives Fund -- Class II
28 State Street
40th Floor
Boston, MA 02109

TELEPHONE NUMBER (INCLUDING AREA CODE):  (617) 532-0200

NAME AND ADDRESS OF AGENTS FOR SERVICE OF PROCESS:

William Landes
Gottex Multi-Alternatives Fund -- Class II
28 State Street
40th Floor
Boston, MA 02109

COPIES TO:
George M. Silfen, Esq.
Schulte Roth & Zabel LLP
919 Third Avenue
New York, NY 10022

CHECK APPROPRIATE BOX:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

Yes  X            No  __
     -


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                                    SIGNATURE

         Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of Boston and the State of Massachusetts on the 7th day of May, 2010.

                                      Gottex Multi-Alternatives Fund -- Class II
                                      (Name of Registrant)




                                      By:  /s/ William Landes
                                           ---------------------
                                           Name:  William Landes
                                           Title: Authorized Person